U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                       NOTIFICATION OF REGISTRATION FILED
                         PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940
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     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:  DUNHILL INVESTMENT TRUST

Address of Principal Business Office (No. & Street, City, State, Zip Code):
         7424 Jager Court, Cincinnati, OH  45230

Telephone Number (including area code):  (513) 624-5900

Name and address of agent for service of process:

Jasen M. Snelling
CityFund Advisory, Inc.
7424 Jager Court
Cincinnati, OH  45230

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
[ X ] Yes     [   ] No

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Cincinnati and the state of Ohio on the 27th day of March, 1998.

                                                  /s/ Jasen M. Snelling
                                                  Jasen M. Snelling
                                                  President

Attest:  /s/ Jerry A. Smith
         Jerry A. Smith, Secretary